SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

(Amended as of March 24, 2016)

List of Funds

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Alternatives ETF
JPMorgan Diversified Event Driven ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF
JPMorgan Diversified Return U.S. Mid Cap Equity ETF
JPMorgan Diversified Return U.S. Small Cap Equity ETF
JPMorgan Disciplined High Yield ETF

J.P. Morgan Exchange-Traded Fund Trust

By:

Name:

Title:

SEI Investments Distribution Co.

By:

Name:

Title: